Exhibit 99.1

FINAL TRANSCRIPT

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Nov. 13. 2007 / 7:00AM ET, G - Q3 2007 GENPACT LIMITED Earnings Conference Call

Conference Call Transcript

G - Q3 2007 GENPACT LIMITED Earnings Conference Call

Event Date/Time: Nov. 13. 2007 / 7:00AM ET

CORPORATE PARTICIPANTS

Roanak Desai

Genpact - Corporate Development & IR

Pramod Bhasin

Genpact - President & CEO

Vivek Gour

Genpact - CFO

CONFERENCE CALL PARTICIPANTS

Tien-Tsin Huang

JPMorgan - Analyst

Julie Santoriello

Morgan Stanley - Analyst

Ed Caso

Wachovia - Analyst

Jason Kupferberg

Analyst

Ashwin Shirvaikar

Citi - Analyst

Julio Quinteros

 Goldman Sachs - Analyst

Bryan Keane

Credit Suisse - Analyst

Tim Fox

Deutsche Bank - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2007 Genpact Limited Earnings Conference Call. My name is Felicia and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will facilitate a question and answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the call over to your host for today, Mr. Roanak Desai, Head of Corporate Development and Investor Relations. Please proceed.

Roanak Desai  - Genpact - Corporate Development & IR

Thank you, Felicia. Depending on where you are, good morning, afternoon, and evening to you all. Welcome to Genpact’s earnings call, discussing our third quarter 2007 results.

With me are Pramod Bhasin, our President and Chief Executive Officer and Vivek Gour, our Chief Financial Officer. We hope you have had an opportunity to review the press release that we issued yesterday evening. Please allow me to outline the agenda for today’s call. Pramod will begin with an overview of our results, Vivek will take you through our financial performance, including the income statement and balance sheet. We will then close the presentation and take questions.

Please note that some of the matters we will discuss in today’s call are forward-looking and you should keep in mind that these forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, general economic conditions and those factors set forth in today’s press release and discussed under the risk factors section of our amended registration statement on Form S-1 and other SEC filings.

Genpact assumes no obligation to update the information presented on this conference call. During our call today, we will refer to certain non-GAAP financial measures which we believe provide useful information for investors. You can find reconciliation of those measure to GAAP, as well as related information on our press release on the investor relations section of our website at genpact.com. With that, let me turn over the call to Mr. Pramod Bhasin, Genpact’s President and CEO.

Pramod Bhasin  - Genpact - President & CEO

Thank you, Roanak, and good morning, everyone. This is Pramod Bhasin.

I’m pleased to report that this quarter our revenues were $215 million, representing a 32% growth from the third quarter of 2006 and a 7% growth from the last quarter.

This is indicative of the strength of demand that we are seeing from our wide range of clients across geographies and industries. Our global client revenue grew 79% from the third quarter of 2006 to $92 million. Most of this increase came from clients that we had relationships with at the end of 2006. Generally speaking, in any given year, about 85% of our revenues come from clients with whom we had relationships as of the end of the previous year. Our model is to enter into relationships with clients and then grow those relationships by bringing to bear the depth and breadth of our services offerings, our global delivery network, as well as by expanding across the clients’ business units and geographies.

We continue to see good growth with GE. Revenues from GE businesses were $123 million this quarter, up 11% from the third quarter of 2006.

Our revenue mix has been fairly constant from 2006. Manufacturing and banking and financial services and insurance each comprise approximately 45% of our revenues. Our insurance clients have shown particularly impressive growth. In addition, the mix between business process services and IT services is also fairly constant at approximately 75% for business processes and 25% for IT. This reinforces our view that a strong service provider needs both business process and IT capabilities to serve clients.

Our global delivery network allows us to serve multinational clients from multiple geographies and in many languages. Year-to-date, we continue to see about 25% of our revenues being delivered from outside India, with Europe significantly outpacing other geographies, as clients aggressively grow and ramp up their operations with us. Asia-Pacific continues to show notable growth, as we build our capabilities in areas such as IT delivery from China. In addition, the growth in our new Philippines operation with a second facility being commissioned in Manila is showing us the significant opportunities available there.

Given the revenue growth we are seeing, we are increasing our revenue growth guidance for this year to 30% to 32% over 2006 revenues. This quarter, we signed on a number of new clients, including one of the world’s premier hotel and hospitality companies, with properties in over 40 countries, an insurance and financial services company providing financial protection, accumulation and income management products, a leading global manufacturer of audio, video communications and information technology products for the consumer and professional markets and a global leader in information technology that enables and secures global commerce with consumers and businesses.

We believe that each of these clients, as well as other new clients we have signed during the quarter have the potential to develop into an important relationship over time as we demonstrate the value we deliver and grow with them.

We have a great mix of expansion opportunities with current clients and new clients. The bulk of the demand continues to come from clients in the U.S. and the UK, with increasing growth from clients in Europe and Australia. We continue to see growth in Japan and believe this is a big opportunity for us given our pioneering leadership position in delivery from our China locations to Japan.

Our overall headcount grew to 31,700 at the end of this quarter, an 8% increase from the last quarter. Most importantly, we have driven down our year-to-date attrition by another percentage point, to 29%, from 30% as of the second quarter and 32% for 2006. As we have mentioned before, we measure attrition from day one and not after six months, as many in the industry do. Lastly, our revenue per employee has improved to $27,700 for the first nine months of 2007, from $26,000 per employee for the full year of 2006.

We continue to deepen the talent pool available to drive reengineering projects and productivity for our clients. We have 7,200 Six Sigma-trained Green Belts, 500 Six Sigma-trained Black Belts and 6,000 people trained in Lean. This gives us unparalleled depth in people who drive continuous improvement everyday.

In India, we are moving forward with our plans to utilize the tax advantages of Special Economic Zones with continuing progress in Hyderabad, Gurgaon, Jaipur and Bhubaneswar in Orissa underway.

Lastly, as a special note, this year we celebrate our 10-year anniversary and I would like to take a moment to thank all our clients, employees, partners and, most importantly, shareholders, whose support has allowed us to reach this momentous occasion. We look to continue to deliver value to our clients and shareholders while providing fruitful careers for our employees for many years to come.

With that, let me turn it over to Vivek Gour to discuss the financials.

Vivek Gour  - Genpact - CFO

Thank you, Pramod.

Our financial results reflect the strength of the demand we are seeing from our clients, primarily from our global clients, but as well as from GE. I am pleased with our ability to deliver on our gross profit and adjusted income from operations margins for the third quarter.

As previously mentioned, we do not manage our business on a quarterly basis, given its long-term nature. Transition of client processes often move up or down from one quarter to the other. Such movements and transitions are fully driven keeping in mind operating excellence and customer satisfaction. In addition, our business does demonstrate an overall seasonality which coincides with the annual planning cycle of our clients. Typically, the quarters in the first half of the year have lower margins than the quarters in the second half of the year.

To reiterate, our net revenues for the quarter were $215 million, a 32% increase from the third quarter of 2006 and a 7% increase from the previous quarter of this year.

Our adjusted income from operations grew to $37 million, which represents a 42% increase from the third quarter of 2007, and a 21% increase from the previous quarter. The adjusted income from operations margin was 17.1%, up from 15.9% in the third quarter of 2006 and from 15.1% in the second quarter of 2007.

Foreign exchange movements have not had any impact on our income from operations. This is due to our foreign exchange hedging strategy. Our revenues are largely in U.S. dollars, while our costs are in a variety of currencies around the world, with the bulk of them in Indian rupees. We hedge the currencies in which we incur costs to the extent that we can do so efficiently. We purchase hedges on a rolling basis and have done so since the inception of Genpact. We are hedged out for our expected Indian rupee costs for 2007 and substantially for all of our expected Indian rupee costs for 2008 and 2009.

As we have mentioned before, in the cost of revenue line and the SG&A lines, the costs are booked in the P&L at the current foreign exchange rates. The hedge gains and losses, which offset the changes in our cost of revenue line and SG&A line lie in the foreign exchange gains/loss line. This ensures that our income from operations is essentially neutral to foreign exchange movements.

Our gross profit was $81 million, representing a 38% margin. This compared to 42% gross profit margin in the third quarter of 2006 and a 36% margin in the second quarter of 2007. Adjusted for movements in foreign exchange and the benefits of our hedging strategy, our gross profit margin has actually improved slightly as compared to the same quarter in 2006.

Our SG&A expenses for the third quarter were $63 million, representing 29% of revenues. This was an increase of 13% from the second quarter of 2007. SG&A represented 28% of revenues in the second quarter of 2007 and 25% in the third quarter of 2006. Once again, adjusted for the benefits of our hedging strategy, our SG&A as a percentage of revenue has actually improved slightly compared to both the second quarter of 2007 and the third quarter of 2006.

Our adjusted income from operations was $37 million in the third quarter, which is an increase of 21% over the $30 million in the second quarter of this year and a 42% increase from the $26 million in the third quarter of 2006. This demonstrates the leverage we have been able to drive in our operations as net revenues have grown at a faster rate than personnel costs.

Our adjusted net income was $28 million in the third quarter, a 46% increase from the $19 million in the previous quarter of this year and a 16% increase from the $24 million in the third quarter of 2006.

I will now walk you through key items on our balance sheet. We used the proceeds from the IPO to pay down $98 million of short-term debt. The balance of the proceeds we have retained for general corporate purposes, as well as for potential acquisitions. As a consequence, we have cash and cash equivalents of about $253 million on our balance sheet as of 30th of September this year, compared to $35 million on December 31st, 2006.

Our accounts receivable has increased in line with our growth in revenue. Our days sales outstanding is currently at 82 days, up from 71 days in December 2006. This is a result largely due to our growth of revenue from our global clients and our global clients typically have longer credit periods than GE.

Our cash flow from operations from the nine-month period ended September 2007 was $80 million, compared to $26 million for the same period in 2006. Our free cash flow improved by $73 million during this period to $40 million from the same period in the previous year.

Overall, I am confident of our liquidity position. We have adequate cash on our balance sheet, as well as sufficient access to undrawn credit lines.

Our tax rates for the quarter were affected by the increase in taxes due to the partial expiration of our current tax holiday in India, which started on March 31, 2007, as well as the continued impact of a Hungarian statutory tax. At the end of the third quarter, we restructured our legal entities and thereby eliminated the need to incur this Hungarian statutory tax in the future. The Hungarian statutory tax was approximately $3 million per quarter in 2007.

In the fourth quarter of 2007, as a consequence of the restructuring of our legal entities, noted above, we will be required to re-compute certain of our existing deferred taxes tax assets and liabilities. The results of this re-computation are anticipated to produce a one-time non-cash tax provision of approximately between $22 million and $29 million, principally due to unrealized gains on certain rupee-dollar hedges. This one-time, non-cash tax provision in the fourth quarter of this year will be reversed each month over the next 24 to 30 months, which represents the life of the hedges and this is not expected to adversely affect our financial performance in 2008 or in any other future period.

As Pramod mentioned, due to the strength of the demand we are seeing from our clients, we are increasing our revenue guidance for the year to an increase of 30% to 32% from our year-end results of 2006. We are maintaining our guidance of a constant, adjusted income from operations margins.

Overall, we are pleased with our results for the quarter, having once again exceeded our internal expectations for growth, while maintaining our operating discipline and our margins.

With that, I’ll turn it back to Roanak.

Roanak Desai  - Genpact - Corporate Development & IR

Thanks, Vivek. Now I’d like to open up the floor to any questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). And our first question comes from the line of Tien-Tsin Huang with JPMorgan. Please proceed.

Tien-Tsin Huang  - JPMorgan - Analyst

Hi, thank you. Just a few questions. First, I guess GE revenues came in well ahead of our expectations. Any surprises here, and what kind of growth are you expecting now for the year? It looks like you have a pretty tough comp in the fourth quarter.

Pramod Bhasin  - Genpact - President & CEO

We’re very pleased with the growth we’ve had from GE. Not a surprise, but we’ve clearly been working hard to increase our penetration with GE. At the end of the fourth quarter, as we expect every year, there are a number of projects which are likely to run off and therefore we will at this time stay with our overall guidance for GE, except to the extent that we have increased our overall revenue guidance, but we’re very pleased with the growth we’ve seen with GE.

Tien-Tsin Huang  - JPMorgan - Analyst

Okay, and then on the revenue per employee metric, again, that actually also exceeded our expectations. Can you comment on that trend, any unusual effects and should we continue to expect mid single digit growth from here?

Pramod Bhasin  - Genpact - President & CEO

There are a couple of elements to that. I think on one side clearly greater revenues are coming through in Europe. The ICE acquisition has helped increase that revenue. But it is also a factor of our focus on increasing revenue per headcount as part of our overall strategy to help our margins. So, again, that is something that we’re pleased about and happy to do.

Tien-Tsin Huang  - JPMorgan - Analyst

 Okay, and then, Vivek, maybe if you can just provide us with some of the same statistics around the mortgage disclosure on the balance sheet?

Vivek Gour  - Genpact - CFO

Yes. If you recall, in our last quarterly call, we had mentioned, and we had mentioned in our S-1, that our liability exposure was at $110 million as of June, which is now down to $25 million on loans that can be put back to us, but these have not been put back to us. By the end of December, we expect that number to be down to $3 million.

As of now, we only have $1.6 million of loans that were put back to us, and this number has remained unchanged since August. So overall we are quite happy with the exposure we have to the mortgage market and the risk management that we have had over that.

Aug. 21. 2007 / 8:00AM ET, G - Q2 2007 GENPACT LIMITED Earnings Conference Call

Tien-Tsin Huang  - JPMorgan - Analyst

Very good, thank you.

Operator

And our next question comes from the line of Julie Santoriello with Morgan Stanley. Please proceed.

Julie Santoriello  - Morgan Stanley - Analyst

We’ve been hearing a lot (technical difficulty) was that there is (technical difficulty).

Pramod Bhasin  - Genpact - President & CEO

I’m sorry, Julie, we can’t hear you. Hi, this is Pramod. My apologies, we can’t hear you at all.

Operator

Ms. Santoriello, we are unable to hear you. Can you speak a little louder?

Julie Santoriello  - Morgan Stanley - Analyst

Sorry, hello, can you hear me now?

Pramod Bhasin  - Genpact - President & CEO

That’s a little better, Julie.

Julie Santoriello  - Morgan Stanley - Analyst

I apologize.

Pramod Bhasin  - Genpact - President & CEO

No problem.

Julie Santoriello  - Morgan Stanley - Analyst

I wanted to ask you about (technical difficulty).

Pramod Bhasin  - Genpact - President & CEO

We’ve lost you again, Julie. Sorry about this. I’m sorry, we just can’t hear you at all, Julie. We could for a moment, and then it faded again.

Julie Santoriello  - Morgan Stanley - Analyst

Okay, let me try this again. How’s that?

Pramod Bhasin  - Genpact - President & CEO

Yes, that’s much better.

Julie Santoriello  - Morgan Stanley - Analyst

I’m really sorry, I didn’t know what was wrong. So I wanted to just ask you about what we’ve been reading a lot about in the Indian press along the lines of a Citibank BPO acquisition, and I realize that there’s only so much you can say about anything that is not announced. But can you just give some color for us around the acquisition strategy as it stands today.

Pramod Bhasin  - Genpact - President & CEO

Sure, I’d be happy to. We obviously can’t comment on the specifics around Citibank at all, but our acquisitions are always made with our clients in mind. We like to bring in acquisitions that bring new products and services to our existing base of clients which provide us particular domain expertise, which we may not have, which we can then extend to other clients which are already with us or who are part of our pipeline.

We certainly like acquisitions in developed areas like the U.S. and Europe, but also in parts of Asia, as well as in India, which bring this knowledge and expertise. Offshore acquisitions typically would be captive or independent companies, which would give us in the case of, say, captives, give us a foothold into that new customer, certainly add a lot of domain knowledge and allow us to perhaps get into a niche where we currently don’t have a significant presence.

Julie Santoriello  - Morgan Stanley - Analyst

Just given some of the difficulties in the financial services industry today, do you still find that that is an attractive opportunity, just taking a look at that in terms of long-term opportunities and not maybe so much focused on just some of the uncertainty today?

Pramod Bhasin  - Genpact - President & CEO

Absolutely, Julie. I think the banking, financial services, insurance space is very large and vastly underpenetrated, in our view, at this point in time, even though a number of the big banks obviously have their own captives. We have a strong pipeline and we have a number of very strong customers today that we are growing with very nicely.

And I think, if you think about the medium to long term, the potential for the amount of work we could do for a banking, financial services company remains very large and therefore we continue to look at those as attractive propositions.

Julie Santoriello  - Morgan Stanley - Analyst

 Okay, thanks, Pramod. And just on the macro environment in general, as you’re out there speaking to clients and looking at potential new work, are you seeing any signs that just given the on-going uncertainty out there, whether it’s credit crunch related or just the broader economy, are you seeing any signs of sales cycles slowing?

Pramod Bhasin  - Genpact - President & CEO

We’re not seeing any signs as yet. We’re not seeing any softness in demand. Having said that, we are going to watch this very carefully because clearly there’s a lot of uncertainty in the market and we will watch it very carefully. Clients can respond in a number of ways. Some of them will accelerate, in fact, because they need higher productivity. Others may slow down because they need a higher investment to kick off this whole process.

Our overall strategy of working with key strategic customers will really, I believe, payoff very well in this scenario, because those are the clients who will, I think, in many cases accelerate and look for more opportunities to take costs out, as opposed to brand new customers who may perhaps hesitate a little more. But we see no softness in demand and are pleased with our current pipeline.

Julie Santoriello  - Morgan Stanley - Analyst

Okay, that’s really helpful. If I could just get one for Vivek, and then I’ll stop. The operating margins continued to come in higher than we expect. Can you share with us from your standpoint, are margins coming in a bit better? Why might that be, if so, and I guess the higher mix from GE may be helping a little bit, but are there other things that are working for you well internally that are helping those margins?

Vivek Gour  - Genpact - CFO

Julie, you know, a lot of our global clients have now reached a point of maturity, some of them are now two years old, and they have turned the corner and started becoming profitable. And as Pramod earlier mentioned, we are driving for improving our revenue per headcount. We are driving price increases where we can or where it is contractually due to us and that all is helping in our margins. Plus, also, there’s a seasonality factor in our business where the last two quarters will see a significant tick-up in margins, and you have to see it in that context, too.

Most importantly, we are leveraging our cost base and our economies of scale. We have held our functional costs static for the last nine months. We continue to keep a tight rein on wage inflation, especially at the entry level. All of these are being reflected in our margins.

Julie Santoriello  - Morgan Stanley - Analyst

Thanks a lot.

Operator

And our next question comes from the line of Ed Caso with Wachovia. Please proceed.

Ed Caso  - Wachovia - Analyst

Good morning, thank you. I was wondering, I was going to ask you two political questions. One, if you can give us a sense of what’s happening in India and how it might impact your business so we continue to hear of the Prime Minister kind of losing political power. And then also in the

U.S. there’s been a fair amount of negative chatter around H-1Bs and other sort of anti-immigration views, and if you can give us some thoughts on those two areas.

Pramod Bhasin  - Genpact - President & CEO

 Hi, Ed. I’ll do it as best as I can. Obviously my read of this is almost as good as anybody else’s, but I think the Indian politics scene continues to be always exciting and interesting and I think this is no different.

What we have seen, Ed, over the many years that we’ve seen many different governments come and go, is they all tend to be very supportive of industry. They all have their own unique styles, but typically all of them - the key parties that have been in power - have all supported industry. We actually expect that to continue without any hindrance whatsoever. I think the political turmoil will take its own course and should not affect us in any way. And that’s been the story for the last - certainly the last 10, 15 years that I have spent in India, in every instance, with the strong growth that broad industry is seeing, no government is going to want to slow that down.

In terms of H-1B visas and the anti-immigration issues et cetera, going on in the U.S., clearly as elections come closer and closer and the rhetoric grows, I think we’re going to see more rhetoric. Now, H-1B is not a huge event for us. We’re unlike the IT companies because our onshore piece is a far smaller proportion of our overall business, so we don’t necessarily watch it with the same level of alacrity as I suspect our IT friends do. And the rhetoric will continue and we expect it to continue.

At the same time I think, as we have seen in the past, what this leads to is companies really saying, fine, I’ll duck under the radar screen and get this done. I’m not going to go out there and announce it, but particularly in a tough environment in the U.S., I think many companies will look for new answers to drive cost and productivity even more so than before. So I think, yes, the rhetoric will be there, but like in the past, in the last elections, that rhetoric actually didn’t affect demand in any way. We sincerely believe it will not affect demand this time, either.

Ed Caso  - Wachovia - Analyst

A question on DSO target range. It went up a fair amount year-over-year. I was wondering if there is a particular zone that you’re targeting.

Vivek Gour  - Genpact - CFO

Our DSOs, like we’ve mentioned on the road show, are going to stay in line with the averages of this industry and that’s roughly in the 70 days to 90 days range. It is a function of the nature of our business because our billing gets done at the end of the month after the work has been produced, so we have a natural 30-day buffer over that itself. And you should expect to see DSOs increase gradually over the next one year as our revenue percentage from global clients goes up.

Ed Caso  - Wachovia - Analyst

Great, thank you.

Vivek Gour  - Genpact - CFO

The quality of our DSOs is quite good, because we have almost no bad debts.

Operator

And now our next question comes from the line of Jason Kupferberg. Please proceed.

Jason Kupferberg Analyst

Yes, hi, good morning, guys. Just a question on the fourth quarter outlook here, if I look at the high end of the full-year revenue growth guidance, it looks like that implies some meaningful deceleration in the quarter-over-quarter growth rate to maybe somewhere in the neighborhood of less than 2% and I know you mentioned earlier some GE projects may be rolling off in Q4. Is that the main driver of that deceleration, or are you just being conservative in the uncertain environment, or any other comment in there would be great?

Pramod Bhasin  - Genpact - President & CEO

That’s exactly right. I think this is a seasonality that we see every year. Basically, a lot of projects do run off. People don’t want to start transitions over the year-end period for themselves, particularly in a lot of the finance and accounting work we do, no one wants to start anything new and bridge the year end, given all the work that they have to do around closing.

So this is a little bit of our seasonality we will see every year that the fourth quarter will show. The growth rate will show somewhat of a dip, because projects will run off because of this trend. And that’s the key reason. We’ve seen it in ‘06, we saw it in ‘05 and I suspect we will see it next year, as well.

Jason Kupferberg Analyst

Okay, so nothing different from prior years, it sounds like.

Pramod Bhasin  - Genpact - President & CEO

No, not at all. I think customers are very, quite rightly, concerned about starting a new transition, say, in November or December, and going to a pilot mode across the year end. So basically, everybody says, fine, if you’re going to start a new transition, we’ll do it in January, and not in December. And that’s what causes the drop.

Jason Kupferberg Analyst

Right, and then on the margin side, for the quarter, obviously, the margin performance was real strong in 3Q. The quick math I guess suggests that if you’re going to be flat to the full year on a year-over-year basis, we might see a quarter-over-quarter decline in the operating margins. Was there anything one-time-ish in the Q3 margins? You outlined some clear reasons why they were strong, but it sounds like what’s baked into the guidance is that that might not be sustainable in this 17%-plus range. Is that the right way to think about it?

Vivek Gour  - Genpact - CFO

Currently our guidance for the year is that we will be able to maintain flat margins versus the previous year, despite our strong growth. And keeping that arithmetic in mind, the margin for the fourth quarter might be a little lower. But at the same time I would request you to keep in mind that we are seeing significant benefits flow in from price increases, from the leverage of our support functions and you might want to factor that into your calculations.

Pramod Bhasin  - Genpact - President & CEO

And I think the one other point you would make is we really don’t look at it on a quarterly basis. The numbers come out where they are. There are investments that we will make, there are other things that we will do. We really look at it as an annual business. We can’t manage it on a quarterly basis because of the annuity nature of our business, the timing of transitions, the timing of when clients get into it. So you’re seeing some of that impact but I don’t think it has more meaning beyond that.

Jason Kupferberg Analyst

Okay, and just a last question on 2008. Obviously appreciating some of the uncertainty out there, which you guys are monitoring pretty closely, I think in the past you’ve said kind of in general terms, not official guidance, but generally speaking, 28% to 30% annual growth should be in the range of what’s achievable. Do you still feel comfortable with that kind of statement, again, understanding that you’re not providing official 2008 guidance at this point?

Pramod Bhasin  - Genpact - President & CEO

In the past, if I may, the guidance normally we have been giving out for the medium to long term has been in the 25% range. We’ve said it could be in the 25% to 28% range. That’s what we talked about also in our roadshow. At this point, we’re going to stay with the overall guidance we have given for ‘08. Obviously, we will come out with our completed business plan and provide you — once we’ve done that exercise, provide you better guidance for ‘08.

But right now we’re going to stay with the original guidance we have given, until we have completed our business planning process.

Jason Kupferberg Analyst

Okay, so that 25% to 28% is kind of the corridor that we’re talking about.

Pramod Bhasin  - Genpact - President & CEO

Yes, that’s the guidance we’ve given in the past and we’re staying with that at least for now.

Jason Kupferberg Analyst

Okay, thank you for the comments.

Pramod Bhasin  - Genpact - President & CEO

Thank you.

Operator

And now our next question comes from the line of Ashwin Shirvaikar with Citigroup. Please proceed.

Ashwin Shirvaikar  - Citi - Analyst

Thank you. Pramod, in terms of just addressing the elephant in the room, if I may, if you made the Citi BPO acquisition or something of that size and scope, would that be material for you to actually come out and announce it, or are we at the mercy of the Economic Times, here?

Pramod Bhasin  - Genpact - President & CEO

 No, no, absolutely it would be hugely material, I think. We would absolutely come out and announce it. We would have to and we would want to.

Ashwin Shirvaikar  - Citi - Analyst

Okay, that’s what I thought, because we see so much speculation, to the point Julie made.

Pramod Bhasin  - Genpact - President & CEO

Yes, I agree, Ashwin. I think its the Economic Times at its own.

Ashwin Shirvaikar  - Citi - Analyst

Thanks, I kind of thought so. Moving on to, I guess, less frivolous questions, I know you’ve explained this in the past, but can you go over — because different companies do this differently — the foreign exchange gains that you have in the quarter, obviously, a material contributor to the income from operations there. But there’s a reason why you put it above the operating lines, so could you sort of explain why you’re allowed to put it above the operating line instead of having to put it below?

Vivek Gour  - Genpact - CFO

Sure, Ashwin, that’s a great question. Our hedges are what are called qualified hedges under FAS133. Without going into the details of FAS133, what it really does is it recognizes that these are hedges directly linked to the cost of production, to SG&A and other cost lines in the business. And therefore the SEC or the accounting U.S. GAAP allows you to treat them as an integral part of our operations and keep it above the income from operations line.

It also means that these hedges have no speculative value, and if the rupee were to go, as a hypothetical case, to 50 rupees to the dollar tomorrow, we would not gain anything from it. Similarly, you have non-qualified hedges, which have a speculative element, which will then fall below the line of income from operations to the best of my understanding, but we don’t write those kinds of hedges.

The $15 million gain which you see from FX hedging in our P&L relates, very roughly, two thirds to cost of production and one-third to the SG&A line. The benefit of that goes two-thirds to cost of production, one-third to the SG&A line.

Ashwin Shirvaikar  - Citi - Analyst

Thanks, that’s very useful. I have one question about the increased revenue guidance, but it does also have some implications for margins. The higher revenue guidance, is that coming from a faster ramp of existing projects that you had already got? Or is this coming from new products and increased wallet share, or both, yes?

Pramod Bhasin  - Genpact - President & CEO

Coming from faster penetration of existing customers, Ashwin. I don’t want to redefine your question, but I hope that makes sense. Coming from faster penetration of existing customers and these are, in the bulk of the cases, strategic customers who have been with us since the end of last year. So as we have built our credibility and trust and they’ve seen our capabilities, they have chosen to expand at a faster pace and in different areas more than we expected.

Ashwin Shirvaikar  - Citi - Analyst

That would then imply that it also helps you with SG&A leverage in order to keep your margins sort of in place, because otherwise you’d go lower because of a lower percentage of GE revenues, right?

Pramod Bhasin  - Genpact - President & CEO

Absolutely. That’s why the strategy of growing with existing customers is so important. One, it helps us leverage SG&A better. Two, it will help us grow faster in uncertain times. And I think for both of those reasons - and, three, very importantly, it allows us to pay appropriate focus to our key customers from a management bandwidth standpoint. So in all those cases there are significant benefits to that strategy.

Ashwin Shirvaikar  - Citi - Analyst

And you think that you can continue doing that over the next four to six quarters, at least?

Pramod Bhasin  - Genpact - President & CEO

Yes, absolutely. We certainly intend to and that is, I think as we’ve said in the past, 80% of our growth will come from existing customers. That remains a strength.

Ashwin Shirvaikar  - Citi - Analyst

Okay, thank you.

Pramod Bhasin  - Genpact - President & CEO

Thank you, Ashwin.

Operator

And our next question comes from the line of Julio Quinteros with Goldman Sachs. Please proceed.

Julio Quinteros  - Goldman Sachs - Analyst

Great, thanks. A quick question on the operating cash flow and the free cash flow for the quarter. I think the numbers you gave us were nine months. Can you just give us the quarterly results from cash flow from ops and free cash flow real quick?

Vivek Gour  - Genpact - CFO

Sure. We’re shuffling through our papers. I’ll get that to you in a minute.

Julio Quinteros  - Goldman Sachs - Analyst

Okay, sure. And then maybe real quickly then, the reversals and the issue with regards to the tax rate, looking forward, how do those reversals impact the forward-looking tax rate as we begin to think about 2008 and 2009?

Vivek Gour  - Genpact - CFO

These reversals will come in at some number approximately $3 million per quarter range over the next eight to 10 quarters, and I would expect that they would impact our tax rate beneficially by approximately three or four percentage points, but, of course, we are crystal ball gazing here, because our revenues and tax for ‘08 and ‘09 have not yet been fixed, but I’m giving you a very broad indication.

Julio Quinteros  - Goldman Sachs - Analyst

I’m sorry, so it would be a benefit, in other words, reducing your tax rate by 3% to 4% in 2008 and beyond?

Vivek Gour  - Genpact - CFO

Yes, in 2008. I cannot comment right now on 2009, but it will lead to a benefit in 2009 also.

Julio Quinteros  - Goldman Sachs - Analyst

Okay, got it.

Pramod Bhasin  - Genpact - President & CEO

As far as the quarterly cash flows, we have those numbers for you.

Vivek Gour  - Genpact - CFO

Yes, so our operating cash flow for the third quarter was $27 million and our free cash flow for the quarter was $10 million after capital expenditures.

Julio Quinteros - Goldman Sachs - Analyst

Got it, okay, thanks. And when we look at the –– just one of the things that obviously everybody’s trying to triangulate around, the 2008 sort of situation here. But if you think about sort of the normal seasonality in the business and I think you’ve already explained the sequential trends in terms of what’s implied in the guidance for the fourth quarter, but thinking about the sequential trends, kind of drawing that line out into the first quarter of 2008, how quickly do the budgets come back online?

In other words, what’s the level of importance of operating budgets coming back online in order for you guys to sort of sustain the sequential growth rates that we’ve seen in the past year or so? Or is it more a function of just kind of the existing clients continuing to do their normal work, plus the ramp ups. So just any view that you have in terms of how we should be thinking about the importance of budgets at the beginning of the year versus where we might be here at the back half of 2007.

Pramod Bhasin  - Genpact - President & CEO

Let me just address that. I think, clearly, budgets are going to be important for companies, but a lot of our business is longer term than an annual budget and is not discretionary spending. So a lot of our business is driven by a two or three-year plan that companies are putting into place which say that over a period of time we will take X number of processes and move them through this time period.

Typically, in the first quarter of each year you would actually see not very fast growth, again, because it takes time for transitions to pick up and that’s why the real growth that you’ve seen, the strongest growth you’re seeing from us will always be the second and third quarters. And typically in the first quarter you will actually not see much growth at all, and that’s just been the trend –– that’s just been the trend that we’ve seen over many, many years now.

Clearly, budgets are important, but I think most people –– frankly, for instance, just to give you an idea, for a transition to happen in January and February, that’s been planned already, because the hiring, the training and all of those things are already in place.

Could some people turn around and say, look, we want to push that out because we don’t want to make the upfront investment? Of course. But then on the other side I think there are other people who say let’s accelerate this, because we need more cost out. But typically those decisions have to be made earlier than perhaps more project-oriented businesses. I hope that’s helpful.

Julio Quinteros  - Goldman Sachs - Analyst

Yes. That’s very helpful. And to that point, then, based on the conversations that you guys are having, we’re almost at the end of the year here, the feedback from the clients as it relates to either pushing out or accelerating plans into the beginning of next year, what would you say is the bias right now from the client base?

Pramod Bhasin  - Genpact - President & CEO

We’re not seeing a softness in demand. Demand remains healthy, pipeline remains strong. So we’re not seeing that. Now, we watch it very carefully and I must ask my team about it once every two weeks, because obviously this is of prime importance to us, so we’re not seeing demand –– we’re seeing a variety of responses, as I said. Some people are definitely saying, yes, look, we’re not going to invest in this technology or the payback for this is long so can we push it out a quarter or so or a couple of months.

Others are very clearly saying, look, let’s sit down and talk. There’s a lot we have to achieve next year and given the cost and margin pressures we have, we have to take more cost out. So, overall, right now, no softness in demand, don’t see a slowdown in business, mix in business is strong, pipelines are strong.

Julio Quinteros  - Goldman Sachs - Analyst

Great, thank you.

Pramod Bhasin  - Genpact - President & CEO

We will watch it very, very carefully.

Operator

And now our next question comes from the line of Bryan Keane with Credit Suisse. Please proceed.

Bryan Keane  - Credit Suisse - Analyst

Hi, just trying to figure out if there’s a way to quantify –– you talked a little bit about price increases. Is that 2% to 3%? Is there any way to think about that that you try to get on renewals?

Pramod Bhasin  - Genpact - President & CEO

I think it is in the low single digits, typically, low to medium single digits is the way I would think about it. It is staggered because of the long-term nature of the contract, the timing of the price increases is staggered. Every client will have a different anniversary date and different volume that will impact it, broadly. You wouldn’t get it from every client in every year. I just want to make that point. In some clients, you’ll have a waiting period of a couple of years before there is a contractual price increase, although we do get it. Sorry, go ahead.

Bryan Keane  - Credit Suisse - Analyst

I was going to say, is there much pushback when you try to get the price increase, or are clients pretty willing to give you those?

Pramod Bhasin  - Genpact - President & CEO

These are generally factored into the contract already, so certainly on that basis you don’t get a pushback. Now, I think as companies face a much tougher economic climate, I think, I’m sure we’ll have some very interesting discussions with them. But that’s where we have to swing through with our Six Sigma and productivity and other areas to demonstrate the value we’re bringing to the table. And, I think, as long as we continue to produce value, we’ll get the increases we want.

Certainly with new customers we have made a very conscious and determined effort to improve our pricing and we have been doing that for the last nine months, as we sign on new customers.

Bryan Keane  - Credit Suisse - Analyst

Okay, and just inside the BFSI vertical, you’ve talked about obviously the mortgage exposure, but can you give us a little bit more color inside that group, the strengths and weaknesses? You mentioned maybe insurance was stronger, so has banking been a little bit weaker? What’s been going on in that vertical?

Pramod Bhasin  - Genpact - President & CEO

It’s been very strong, I think, on all sides. Insurance has been the strongest, but I think, relatively, banking and financial services have also been very strong. We’ve got some great customers, unique strategic customers with whom we continue to grow. And I think it’s the quality of the clients that differentiates them from perhaps many others.

So, yes, all of them are concerned about subprime risks for themselves, perhaps, or consumer confidence or consumer credit risks. But these are very significant customers, vastly underpenetrated, again, with lots of room to grow. And I think therefore we haven’t seen any slowdown in demand from them, despite whatever turmoil they have seen in their own organizations.

Bryan Keane  - Credit Suisse - Analyst

Okay, and then just finally, is there a way to quantify what in your business you would consider to be discretionary spend that you guys are getting?

Pramod Bhasin  - Genpact - President & CEO

You mean from our customers?

Bryan Keane  - Credit Suisse - Analyst

Yes, I mean, I figure your business more being pretty defensive because you have longer-term BPO contracts, but maybe there is a percentage of discretionary in there that we should be considering.

Pramod Bhasin  - Genpact - President & CEO

It’s about 10% to 15% is what we would consider the discretionary spend.

Bryan Keane  - Credit Suisse - Analyst

And then is it –– going into ‘08, even if budgets move down slightly, does that have much of an impact on your business, because I do think of it being more longer-term BPO-type contracts.

Pramod Bhasin  - Genpact - President & CEO

I think it will have an impact in pockets, in limited pockets. There may be one aspect of a client. Typically, most of our clients are very large companies. They may have an impact on one aspect, so perhaps in one division or one functional area or shared services area they may have an impact. But we’re not driven by the annual budget process, as you rightly said. It’s a much longer-term business.

We set up the plans earlier and the roadmaps earlier and we’re ready. And, typically, as I was saying earlier, movements that have to happen in the first quarter are already being planned. Employees are being informed by customers and technology solutions are being found. We’re getting into hiring and training mode. So typically these things are already happening at this point in time.

And therefore our visibility into our pipeline for next year is always very strong. We have typical visibility of something like 80% into our pipeline. Now, can that be changed? Of course. Can somebody cancel that? Of course, that can happen. But typically we haven’t seen that.

Bryan Keane  - Credit Suisse - Analyst

Right, okay, thanks a lot.

Pramod Bhasin  - Genpact - President & CEO

You’re welcome.

Operator

And now our next question comes from the line of Tim Fox with Deutsche Bank. Please proceed.

Tim Fox  - Deutsche Bank - Analyst

Hi, thank you very much. Pramod, if I could, on your client intake side, it sounds like again this quarter you signed up five or so new clients. I’m just wondering, if you step back and look at the pace of new client acquisition this year, are you ahead of your plan or on track, and how do you see that over the next few quarters?

Pramod Bhasin  - Genpact - President & CEO

I would say that we are somewhat ahead of plan in terms of client wins and acquiring new customers. Now, of course, the details are really where the secret lies there. Now, in some cases, these clients have a longer run rate, some of them have a longer run rate based on when they ramp up. But, broadly, we have been pleased with the client wins we’ve had against global competition and I think we are –– I think I can say gladly that we are ahead of expectations in terms of the number of client wins we have.

Tim Fox  - Deutsche Bank - Analyst

And a follow-on to that question, you mentioned global competition. Just wondering if you could talk to any changes at all in the competitive landscape, particularly from some of the larger players growing their presence offshore. Has there been any shift in their activities as it relates to new customers?

Pramod Bhasin  - Genpact - President & CEO

We continue to see Accenture a lot and many of these wins we’ve had here would be against Accenture, for instance. Continue to see IBM. In Europe, we continue to see Cap Gemini quite often. Cap Gemini has a very strong presence there and I think we continue to see that.

In a few cases, we’re seeing some of the IT companies, Infosys’ BPO, TCS, et cetera, come up as well, here out of India, and they are obviously trying very hard to build their capabilities up and compete. But we don’t see that coming up very often. We haven’t seen much of a tilt or a change, but clearly we’re seeing that people like Accenture and IBM are even more focused on their offshore India strategy than they ever have been before.

Globally, I think our presence and scale in Eastern Europe, as well as in China, serves us very well, because we’re very strong there and stronger than most others. And that has helped us and has reflected in the growth we see.

Tim Fox  - Deutsche Bank - Analyst

Okay, that’s helpful. And, lastly, if I may, on headcount, had you given prior targets for the full year, and, if not, do you have an overall sense of where your headcount plans are from a growth perspective for ‘07?

Pramod Bhasin  - Genpact - President & CEO

We hadn’t given targets. What we look for is really the revenue target and if we can frankly get to the revenues at lower headcounts, that’s good, in my view. So we actually don’t go out with the headcount targets as much as we just focus on the revenue target. Right now, they’re probably slightly lower, the headcount number is probably slightly lower, than where we expected it to be, which to me is a good thing.

Tim Fox  - Deutsche Bank - Analyst

Understood, thank you.

Pramod Bhasin  - Genpact - President & CEO

Thank you.

Operator

And there are no questions in the queue at this time. I would now like to turn the call over to Mr. Bhasin for any closing remarks.

Pramod Bhasin  - Genpact - President & CEO

We appreciate everyone attending the earnings call and your time and attention here. As I said earlier, we are very pleased with our overall performance. And in this turbulent environment, while we continue to watch the economy very carefully, I believe our strategy of growing with strategic customers will play out well for us and we continue to see no softness in demand at this point in time.

We also see good leverage coming through from the areas of cost, from SG&A, and from the strategies that we have followed in the past to cover our foreign-exchange exposure. Thank you very much for listening and we look forward to seeing you on our next call.

Operator

This concludes your presentation. You may now disconnect, and have a great day.

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